EXHIBIT 3.1(ii)

CARROLLTON BANCORP
ARTICLES OF AMENDMENT

CARROLLTON BANCORP, a Maryland corporation (hereinafter referred to as the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:  The Corporation hereby amends its Charter as currently in effect, consisting of Articles of Incorporation filed with the Department on January 11, 1990, by deleting therefrom in its entirety, Article FIFTH and inserting in lieu thereof the following:

FIFTH:  The total number of shares of capital stock which the Corporation has authority to issue is Ten Million (10,000,000) shares of Common Stock, with a par value of One Dollar ($1.00) per share.  The aggregate par value of all shares of capital stock is Ten Million Dollars ($10,000,000.00).

SECOND:  These Articles of Amendment were duly advised by the Board of Directors of the Corporation and were duly approved by the stockholders of the Corporation, in accordance with the Charter and Bylaws of the Corporation and applicable law.

THIRD:  (a) Immediately before the amendment to the Charter of the Corporation set forth in these Articles of Amendment, the total number of shares of stock of all classes which the Corporation had authority to issue was Five Million (5,000,000) shares of Common Stock, with a par value of Ten Dollars ($10.00) per share, and the aggregate par value of all shares of capital stock which the Corporation had authority to issue was Fifty Million Dollars ($50,000,000.00).

(b)  After giving effect to the amendment to the Charter of the Corporation set forth in these Articles of Amendment, the par value of the issued and unissued Common Stock of the Corporation is reduced from Ten Dollars ($10.00) per share to One Dollar ($1.00) per share, the total number of shares of stock of all classes which the Corporation has authority to issue is Ten Million (10,000,000) shares of Common Stock, with a par value of One Dollars ($1.00) per share, and the aggregate par value of all shares of capital stock which the Corporation has authority to issue is Ten Million Dollars ($10,000,000.00).

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary as of this 11th day of May, 1999, and its President acknowledges that these Articles of Amendment are the corporate act and deed of the Corporation and, as to all matters and facts required to be verified under oath, acknowledges that to the best of his knowledge, information and belief these  matters and facts are true in all material respects and that this statement is made under penalties of perjury.

ATTEST:	CARROLLTON BANCORP

/s/ D. Doreen Smith	By: /s/ Dallas R. Arthur
D. Doreen Smith	Dallas R. Arthur
Secretary	President